SECURED PROMISSORY NOTE AGREEMENT

This Secured Promissory Note Agreement (“Note”) is entered into as of this 10th day of July 2012, between T3 Motion, Inc., a Delaware corporation (the “Company”) and JMJ Financial (the “Holder”)

For $250,000 received, the Company promises to pay to the order of the Holder of this note or his assignees, the sum of $275,000 with $0 interest, on or before July 31, 2012.

Failure to pay any part of the principal or interest of this note when due, or failure to carry out any of the terms or conditions herein, shall authorize the holder of this note to declare as immediately due and payable the then unpaid principal and interest and to exercise any and all of the rights and remedies either at law or in equity possessed by the Holder of this note.The makers, signers, and endorsers of this note jointly and severally waive presentment, notice of dishonor and protest.

The parties hereto represent and warrant that they possess the full and complete authority to covenant and agree as provided in this Note and, if applicable to release other parties and signatories as provided herein.

If any provision of this Note is held by a court of law to be unenforceable or invalid for any reason, the remaining provisions of this agreement shall be unaffected by such holding. If the invalidation of any such provision materially alters the agreement of the parties, then the parties shall immediately adopt new provisions to replace those that were declared invalid.

Company:

/s/ Rod Keller
T3 Motion, Inc.
Rod Keller
Chief Executive Officer

Holder

/s/ JMJ Financial
JMJ Financial / Its Principal